State of Delaware
Secretary of State
Division of Corporations
Delivered 05:59 PM 03/19/2018
FILED 05:59 PM 03/19/2018
SR 20182031597 - File Number 3127637

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR THE

SERIES A SECURED CONVERTIBLE PREFERRED STOCK

OF

DELTA INTERNATIONAL OIL & GAS INC.

The undersigned, the President of Delta International Oil & Gas Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151(g) the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the following resolution creating the Series A Secured Convertible Preferred Stock, was duly adopted on March 14, 2018:

RESOLVED, that, pursuant to authority expressly vested in it by the Certificate of Incorporation, the Board of Directors hereby approves the designation and issuance of the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), which series shall have the following powers, designations, preferences and relative, participating, optional or other rights and the following qualifications, limitations or restrictions thereof as set forth in Exhibit I for the Series A Preferred Stock.

EXHIBIT I

SERIES A SECURED CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series A Secured Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated and authorized shall be One Hundred Sixty Thousand (160,000). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value of $25.00 per share (the "Stated Value").

Section 2. Distributions.

So long as any shares of Series A Preferred Stock remain outstanding, neither the Corporation nor any subsidiary thereof shall, without the consent of the Holders of ninety percent (90%) of the shares of Series A Preferred Stock then outstanding (the "Requisite Holders"), (a) redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 9), (b) directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, or (c) set aside any monies to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

The sale, conveyance or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation for purposes of this paragraph. The merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be an event of liquidation, dissolution or winding up, if the holders of the Series A Preferred Stock outstanding upon the effectiveness of such merger or combination, receive for each share of Series A Preferred Stock one share of preference stock of the resulting or surviving corporation, which share of preferred stock will have rights and privileges roughly equivalent to the rights and privileges of the Series A Preferred Stock.

Section 2a. Dividends.

a) Holders of shares of Series A Preferred Stock shall be entitled to receive dividends, as when and if declared by the Board and in preference to the holders of any and all other series or classes of capital stock of the Corporation, which shall be payable either in cash or, at the Corporation's sole option, by issuance of additional fully paid and nonassessable shares of the Common Stock, in lieu of the payment in cash, of all or a portion of the dividend otherwise payable on any dividend payment date.

b) Dividends shall be paid as cumulative annual dividends (the "Accruing Dividends") on the Series A Preferred Stock at a rate of five percent (5%) per annum on the Stated Value,

compounded quarterly from and after the date of issuance of the shares of Series A Preferred Stock.

c) To the extent that dividends are declared on the Common Stock, or a class or series of preferred stock, junior to the Series A Preferred Stock, if any, no such dividends shall be paid until all accrued and unpaid Accruing Dividends have been paid to the holders of Series A Preferred Stock, and

d) such dividends shall not be paid at a rate greater than the rate paid on Series A Preferred Stock.

e) The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

f) In the event that the Corporation elects to pay any Accruing Dividends in Common Stock, in lieu of cash, the number of shares to be issued shall be based upon the dollar value of any such Accruing Dividends to be paid, divided by the thirty (30) day average closing bid price of the Common Stock on the market day immediately prior to the record date of any such dividend.

g) Under no circumstances shall the Corporation elect to pay any Accruing Dividends in cash unless the Corporation reports, on its latest annual report filed with the Securities and Exchange Commission (the "SEC"), immediately prior to the record date of any such dividend, net income, after taxes, of not less than One Million Dollars ($1,000,000) and not less than net income, after taxes of not less, than Two Hundred and Fifty-Thousand on its latest quarterly report filed with the SEC, immediately prior to the record date of any such dividend.

Section 3. Voting Rights; Negative Covenants. The holders of the Series A Preferred Stock shall have the right to vote togethr with holders of Common Stock, on an as "converted basis", on any matter that the Corporation's shareholders may be entitled to vote on, either by written consent or by proxy. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series A Preferred Stock, (d) increase the authorized or designated number of shares of Series A Preferred Stock, (e) issue any additional shares of Series A Preferred Stock (including the reissuance of any shares of Series A Preferred Stock converted for Common Stock), (f) issue any Senior Securities, or (g) enter into any agreement with respect to the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or a Sale (as defined below) (a "Liquidation"), the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock shall

be distributed among the holders of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series A Preferred Stock. A "Sale" shall mean a sale of the majority of assets, a merger (other than where the Corporation is the surviving entity) or consolidation by the Corporation with another corporation or other entity.

Section 5. Conversion.

(a) Conversion at Option of Holder. At any time and from time to time after the issuance of the Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible into One (1,000) Thousand shares of Common Stock ("Conversion Ratio"). To effect a conversion, the Holder must deliver or fax an executed Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation, Attn: President, as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Series A Preferred Stock (such Holder, a "Converting Holder") and shall indicate such Holder's intention to convert the specific number of converted shares, representing all or a portion of the Holder's shares of Series A Preferred Stock. Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a).

(b) The Corporation shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Delta Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series A Preferred Stock, not less than 100% of such number of shares of Delta Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6 upon the conversion of all outstanding shares of Series A Preferred Stock hereunder). The Corporation covenants that all shares of Delta Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

Section 6. Adjustments to Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Sale. If, for as long as any shares of Series A Preferred Stock remain outstanding, the Corporation enters into a merger (other than where the Corporation is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Corporation will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common

Stock of the Corporation are entitled to receive as a result of such transaction, expressly assume the obligations of the Corporation hereunder. Notwithstanding the foregoing, if the Corporation enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Corporation and any such successor, purchaser or transferee will agree that the Series A Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Series A Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to convert all of any of the outstanding Series A Preferred Stock by delivering a Notice of Conversion to the Corporation within 15 days of receipt of notice of such Sale from the Corporation.

(ii) Spin Off. If, for as long as any shares of Series A Preferred Stock remain outstanding the Corporation consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the "Spin Off") in which the Corporation, in addition to or in lieu of any other compensation received by the Corporation for such business, operations or assets, causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Corporation, then the Corporation shall cause to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series A Preferred Stock outstanding on the record date (the "Record Date"), for determining the amount and number of Spin Off Securities to be issued to security holders of the Corporation (such outstanding shares of Series A Preferred Stock, the "Outstanding Preferred Stock"), if all Shares of Series A Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the "Reserved Spin Off Securities");

(iii). Stock Splits, etc. If, at any time while any shares of Series A Preferred Stock remain outstanding ("Outstanding Shares"), the Corporation effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action with respect to Outstanding Shares at the record date of such split. By way of illustration, and not in limitation, of the foregoing (a) if the Corporation effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Corporation issues shares after the record date of such split, the Conversion Price shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Corporation effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Corporation issues shares after the record date of such reverse split, the Conversion Price shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Corporation declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion with respect to Outstanding Shares for which the Corporation issues shares after the record date of such dividend, the Conversion Price shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and

the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iv). Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

Section 7. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Series A Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations.

Section 8. Rank of Series. For proposes of this Certificate of Designation, the shares of Series A Preferred Stock shall rank senior to Junior Securities.

Section 8a. The Series A Preferred Stock shall be secured by the properties defined in the SECURITIES EXCHANGE AGREEMENT between the Corporation and the Holder entered into on March 14, 2018 as the "Nipton Properties" and the Corporation shall file a lien in the amount of Four Million Dollars ($4,000,000) against the real property acquired thereunder in favor of the Original Holder and a UCC-1 on the personal property acquired thereunder in favor of the Original Holder.

Section 9. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"Common Stock" means the common stock, $.0001 par value per share, of the Corporation, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Issuance Date" means the date printed on the certificate(s) evidencing the issuance of the Series A Preferred Stock.

"Holder" means a registered holder of a share or shares of Series A Preferred Stock.

"Junior Securities" means the Common Stock and any Series of subsequently issued Preferred Stock.

"Liquidation Preference" means, with respect to a share of Series A Preferred Stock, an amount equal to the Stated Value thereof.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Corporation, joint stock Corporation, government (or an agency or political subdivision thereof) or other entity of any kind.

"Senior Securities" means each class or series of capital stock of the Corporation authorized subsequent to the original filing of this Certificate of Designations that, by its terms, is senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

"Trading Day" means (a) a day on which the Common Stock is traded on OTC Markets or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Markets, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

IN WITNESS WHEREOF, the undersigned being the President of the Corporation, has hereunto signed this Certificate of Designations this 19th day of March, 2018.

Santiago Peralta, President

EXHIBIT A

CONVERSION NOTICE

Date of Conversion Notice: ______________________

(To be executed by the registered holder
to convert shares of Series A Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of Delta International Oil & Gas Inc. (the "Corporation"), as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion: ______________________

Number of shares of Series A Convertible Preferred Stock to be converted: ______________________

Number of shares of Common Stock to be issued: ______________________

Name of Holder: ______________________

Address of Holder: ______________________